Exbibit 99.1

Neohydro Technologies Corp. Completes Manufacturing of its portable waste water unit the ROVER ™

HOUSTON, TEXAS. – December 8, 2008, Neohydro Technologies Corp. (OTC BB: NHYT) is pleased to announce the completion of the first on site waste water recycling unit the “ROVER™” model.

After 14 months of engineering, design and testing, Neohydro Technologies Corp has completed and produced the first assembly line ready production unit specifically for the Oil and Gas Industry. The “Rover™” has been designed to be in on-site applications. It is portable, scalable, and self-contained. The unit is trailer mounted and can be moved from well site to holding tanks, and can be set up on evaporation pits.

The “ Rover™” has the capabilities of treating production(waste water) from all aspects of the Oil and Gas industry and will reduce water consumption by up to 75% and will also reduce the cost of water transportation by oil and gas companies by a minimum of four times. This savings is highly important to the industry as margins are affected by the volatility of market pricing for oil and gas. Also alleviating environmental pressures by re using waste water in an non invasive method, plus eliminating pollution and the carbon footprint with the reduction in transportation costs by 75%.

The waste water is treated via a highly effective electro-oxidation method, which is proprietary to Neohydro Technologies Corp. Neohydro’s exclusive Brincell™ technology which employs high current electrolysis over proprietary electrodes, produces a highly potent oxidizing solution that eliminates or reduces BOD’s, COD’s, all bacteria’s as well as separating sludge and oil, thus rendering the waste water “ safe” and “ clean” to be re-used for injection or re-injection whatever the case maybe. The water is treated to EPA standards, completely environmentally safe and can be re-used in the oil and gas recovery process a minimum of 4 times. The process does not use harmful chemicals or cumbersome older technologies such as filtration, distillation, chemicals or Bioremediation. Dean Themy, the Company’s CEO and founder states, “credit goes to our entire team and we are extremely happy with the first production unit the “Rover™”. The market place has been waiting for this type of solution for a long time and we are now ready to deliver it with plans to announce other units capable of handling a capacity of up to 500,000 gallons per day.

The “Rover™” unit’s capacity is between 100,000 to 200,000 gallons per day depending on water quality. After additional in-field testing and pilot testing, it is projected that an additional demand will require the Company to build 6 more “Rovers™” in the first 2 Quarters of 09. Revenue will be generated through a leasing model. Each unit generating $1million per year in gross revenues.

Further information on the Company can be found at www.sec.gov and the company’s website at www.neohydrotech.com

Contact:

Windfall Communications, LLC
Trevor Justus
866.590.6589
Email: Info@windfallcommunications.com

Safe Harbor Statement

Statements in this press release regarding Neohydro Technologies’ products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond Neohydro Technologies’ control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing Neohydro Technologies’ products and services, ability to manufacture and deploy Neohydro Technologies’ products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, availability of raw materials, subassemblies and components, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in Neohydro Technologies’ filings with the Securities and Exchange Commission.